Exhibit 99.1

FINAL
For release March 3, 2008 at 1:15 p.m.

Contact info:

Brenda Ropoulos

Investor Relations

408.635.4309 — office

510.414.6772 — mobile

brenda_ropoulos@credence.com

Credence Announces 1st Quarter Fiscal 2008 Results

Milpitas, California, March 3, 2008——Credence Systems Corporation (NASDAQ: CMOS), a provider of test solutions for the worldwide consumer semiconductor industry, today reported its results for the first quarter ended February 2, 2008.

Revenues for the first quarter were $63.2 million and orders were $82.3 million, resulting in a book to bill ratio of 1.3.

As guided, revenue for first quarter of fiscal 2008 were down 35% from the fourth quarter of fiscal 2007, and down 47% from the first quarter of fiscal 2007, reflecting, among other factors, our previously announced change in strategy to focus on the consumer semiconductor markets.

Gross margin was 41.2%, which included $2.8 million of restructuring charges related to cost of goods sold.  Operating expenses for the company  were $76.8 million, including $10.7 million in restructuring charges, and a $23.0 million non-cash impairment charge associated with the sale of its Diagnostics and Characterization Group or DCG. These charges are substantially in line with the company’s previously announced plan and outcome of the sale of the DCG assets.

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Other income and expense included a $3.6 million charge associated with the sales/leaseback of the Hillsboro facility, as previously announced.

Net loss for the quarter was $56.1 million, or $0.55 loss per share, as compared to an income of $5.6 million, or $0.05 income per share, in the previous quarter and a loss of  $11 thousand or $0.00 per share in the first quarter of fiscal 2007.

Cash and short term investments were $241 million as compared to $242 million in the fourth quarter of fiscal 2007.

“We had a solid quarter and I am especially pleased with the strength of our bookings, which demonstrates a continuing demand for our products in our target customer base,” said Lavi Lev, president and chief executive officer. “We believe the bulk of our company restructuring is behind us, and we are moving forward with a more focused product portfolio and a more efficient and cost effective infrastructure.”

Second quarter fiscal 2008 outlook

Revenue in the second quarter of fiscal 2008 is expected to be in the range of $64 million to $68 million with a gross margin in the range of 46% to 48%.  The company expects to take restructuring charges of approximately $2 million in Q2 and anticipates a net loss of $9 million to $11 million, or $0.09 to $0.11 per share.

Conference Call/Webcast

Credence will hold a conference call to discuss these results today, Monday, March 3, 2008, at 5.00 pm EST. The call will be simulcast via the Credence web site at www.credence.com under Investor Relations.  A replay of the call will be available via phone and web site through April 1, 2008. The replay number in the U.S. and Canada is (888) 286-8010. The replay number outside the U.S. and Canada is (617) 801-6888. The pass code is 69122182. A replay will also be available on the Credence web site under the “Investor Relations-Financial Information-Webcasts” section.

About Credence

Credence Systems Corporation is a leading provider of debug, characterization and ATE solutions for the global semiconductor industry. With a commitment to applying innovative technology to lower the cost-of-test, Credence delivers competitive cost and performance advantages to integrated device manufacturers (IDMs), wafer foundries, outsource assembly and test (OSAT) suppliers and fabless chip companies worldwide. A global, ISO 9001-certified company, Credence is headquartered in Milpitas, California. More information is available at http://www.credence.com.

Forward-Looking Statements

This release contains statements that are forward-looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the strength of our bookings, a clear demand for our products, the restructuring of our company, moving forward with a more focused product portfolio and a more efficient and cost effective infrastructure and expected revenues and gross margin for the second fiscal quarter of 2008 along with the applicable restructuring charges and net loss figures. These forward-looking statements involve important factors that could cause our actual results to differ materially from those in the forward-looking statements. Such important factors involve risks and uncertainties including, but not limited to, difficulties in restructuring the company and changing our customer focus, the volatility of the trading price of our stock, the introduction of new product features including new instruments, the completion, delivery and acceptance by customers of such new product features, the need to focus on different aspects of our business to improve stockholder value, unanticipated challenges in assessing business conditions and the overall market, unanticipated difficulties in implementing improvements to our business model, cyclicality and downturns in the semiconductor industry, rapid technological change in the automatic test equipment market, the timing of new technology, product introductions, customer requirements relating to the customization of products, the risk of a loss or reduction of orders from one or more customers among which our business is concentrated, fluctuation in customer demand, timing and volume of orders and shipments, competition and pricing pressures, reliability and quality issues, our ability to complete the development and commercialization of our new products, product mix, overhead absorption, continued dependence on “turns” orders to achieve revenue objectives, intellectual property issues, the risk of early obsolescence, our ability to control and reduce expenses (including the ability to identify and successfully institute additional cost-saving measures) and our need to achieve and maintain effective internal controls over financial reporting. Reference is made to the discussion of risk factors detailed in our filings with the Securities and Exchange Commission, including our reports on Form 10-K and 10-Q. All projections in this release are based on limited information currently available to us, which is subject to change. Although any such projections and the factors influencing them will likely change, we will not necessarily update the information, since we are only to provide guidance at certain points during the year. Actual events or results could differ materially and no reader of this release should assume later in the quarter that the information provided today is still valid. Such information speaks only as of the date of this release.

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Credence is a registered trademark, and Credence Systems is a trademark, of Credence Systems Corporation. Other trademarks that may be mentioned in this release are the intellectual property of their respective owners.

Note to Editors: tables attached

CREDENCE SYSTEMS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended	Three Months Ended	Prior Quarter Ended
	February 2,	February 3,	November 3,
	2008	2007	2007
Net Sales	63,202	118,797	97,669
Costs of Goods Sold - on revenue (1) (2)	37,160	67,295	49,594
Gross Margin $	26,042	51,502	48,075
Gross Margin %	41.2%	43.4%	49.2%

Operating Expenses
Research & Development (3)	17,235	21,178	16,919
Sales, General, & Administration (4)	21,522	25,839	23,483
Amortization of Purchased Intangibles	4,451	4,455	4,512
Impairment Charge	22,955	—	21,832
Restructure	10,669	492	(564)
Total Operating Expenses	76,832	51,964	44,350

Operating Income/(Loss)	(50,790)	(462)	3,725

Other Expense/(Income)	4,618	(2,463)	216
Income Before Taxes	(55,408)	2,001	3,509
Income Taxes	719	2,012	(2,072)
Net Income/(Loss)	(56,127)	(11)	5,581
Net Income %	-88.8%	0.0%	5.7%

Net Income/(Loss) per Share
Basic	(0.55)	(0.00)	0.05
Diluted	(0.55)	(0.00)	0.05

Number of Shares used in Computing per share amounts
Basic	101,691 .	100,612 .	101,527 .
Diluted	101,691 .	100,612 .	107,943 .

(1)         Includes restructuring charges of $2.8 million for the three months ended February 2, 2008.

(2)         Includes stock-based compensation under FAS 123R (adopted on November 1, 2005) of $0.2 million for the three month period ended February 2, 2008.  For the three months ended November 3, 2007 stock-based compensation expense was $0.5 million. For the three month period ended February 3, 2007, stock-based compensation expense was $0.1 million.

(3)         Includes stock-based compensation under FAS 123R of $0.3 million for the three period ended February 2, 2008.  For the three month period ended November 3, 2007, stock-based compensation expense was $.05 million.  For the three month period ended February 3, 2007, stock-based compensation expense was $0.4 million.

(4)         Includes stock-based compensation under FAS 123R of $0.7 million for the three month period ended February 2, 2008.   For the three month period ended November 3, 2007, stock-based compensation expense was $0.7 million.  For the three month period ended February 3, 2007, stock-based compensation expense was $1.2 million.

(5)         Beginning in Q1 2007, Credence changed its fiscal year end from a calendar date ending October 31 to a 52 or 53 week calendar ending on the Saturday closest to October 31.  This change has no impact on Credence’s results of operations, financial position, or cash flows.

CREDENCE SYSTEMS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	February 2,	November 3,
	2008	2007
	(unaudited)	(unaudited)
ASSETS:

Current Assets:
Cash and Cash Equivalents	215,502	179,264
Short Term Investments	25,275	62,869
Accounts Receivable, net	58,319	64,174
Inventories	51,339	62,506
Other Current Assets	22,107	26,602
Total Current Assets	372,542	395,415
Property and Equipment, net	46,730	75,299
Other Assets	98,118	118,598
Total Assets	517,390	589,312

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Convertibles Subordinated Notes	70,700	70,700
Accounts Payable	14,078	20,365
Accrued Liabilities	75,951	94,841
Deferred Profits	1,536	2,703
Total Current Liabilities	162,265	188,609

Convertible Subordinated Notes	120,178	119,728
Other Liabilities	41,706	35,247
Long-term Deferred Income Taxes	9,473	9,473
Stockholders' Equity	183,768	236,255

Total Liabilities and Stockholders' Equity	517,390	589,312